SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Alberto-Culver Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11:

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ALBERTO-CULVER COMPANY

Melrose Park, Illinois

December 12, 2008

TO THE STOCKHOLDERS:

The annual meeting of stockholders will be held at the principal office of Alberto-Culver Company in Melrose Park, Illinois, on Thursday, January 22, 2009, at 10:00 a.m.

You are cordially invited to attend this meeting in person. The principal business to be conducted at the meeting will be to elect the four directors named in the attached Proxy Statement.

At your earliest convenience, please sign and return the enclosed proxy card to assure that your shares will be represented at the meeting.

NOTICE OF MEETING

The annual meeting of stockholders of Alberto-Culver Company will be held on Thursday, January 22, 2009, at 10:00 a.m. Chicago time, at our principal office, 2525 Armitage Avenue, Melrose Park, Illinois 60160 for the following purposes:

1.	To elect the four directors named in the attached Proxy Statement.

2.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on December 1, 2008 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting.

Gary P. Schmidt
Secretary

December 12, 2008

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on January 22, 2009.

The Proxy Statement for the annual meeting of stockholders to be held on January 22, 2009 and the Annual Report to Shareholders for the fiscal year ended September 30, 2008 are available at www.edocumentview.com/acv.

ALBERTO-CULVER COMPANY	PROXY STATEMENT

2525 Armitage Avenue	December 12, 2008
Melrose Park, Illinois 60160

SOLICITATION OF PROXIES

The Board of Directors of Alberto-Culver Company (“Board”) solicits your proxy for use at the annual meeting of stockholders to be held on January 22, 2009 and at any adjournment thereof.

On December 1, 2008, the record date for the meeting, Alberto Culver had 97,985,957 shares of Common Stock outstanding. This Proxy Statement and form of proxy are being mailed to stockholders on or about December 12, 2008.

Each holder of record at the close of business on the record date is entitled to one vote for each share of Common Stock then held. Any person submitting a proxy has the right to revoke it at any time before it is voted, in person at the meeting, by written notice to the Secretary of Alberto Culver or by delivery of a later-dated proxy.

The election of directors is decided by a plurality of the votes cast by holders of all shares entitled to vote in the election. Accordingly, withheld votes and broker non-votes will not affect the outcome of the election of directors.

EXPLANATORY NOTE

Prior to November 16, 2006, Alberto-Culver Company consisted of two businesses: Global Consumer Products and Beauty Supply Distribution. Pursuant to an Investment Agreement, on November 16, 2006, Alberto-Culver Company split the Global Consumer Products business and the Beauty Supply Distribution business into two separate publicly traded companies. The company known as Alberto-Culver Company prior to November 16, 2006, became a wholly-owned subsidiary of the ultimate parent company of the new Global Consumer Products business and changed its name to Alberto-Culver LLC. We refer to the company formerly known as Alberto-Culver Company and now named Alberto-Culver LLC as “Old Alberto.” On November 16, 2006, the ultimate parent of the Global Consumer Products business changed its name to Alberto-Culver Company. We refer to the split of the Global Consumer Products and Beauty Supply Distribution businesses as the “Separation.”

Unless otherwise expressly provided, when describing employment history, compensation, expenses and other matters in this Proxy Statement, we have treated Alberto-Culver Company as the successor to Old Alberto. When used in this Proxy Statement, the terms “we,” “us,” “our,” “Company” and “Alberto Culver” refer to (i) Alberto-Culver Company, the ultimate parent of the Global Consumer Products business, since November 16, 2006, and (ii) Old Alberto before November 16, 2006.

ELECTION OF DIRECTORS

Unless otherwise instructed, proxies will be voted for the election as directors of the four persons listed as nominees for a term of three years. All of the nominees are currently serving as directors. Should any of the nominees become unable to accept nomination or election (which we do not expect), it is the intention of the persons named in the enclosed proxy to vote for a substitute in each case or the Board may leave the seat vacant and fill such vacancy at a later date.

Nominees for Terms Expiring at the Annual Meeting in 2012 (Class II)

Carol L. Bernick, age 56, has been Executive Chairman of Alberto Culver since October 2004 and has served as a director of the Company since 1984. She served as President of Alberto-Culver USA, Inc., a wholly-owned subsidiary of Alberto Culver, from 1994 to October 2004; as Vice Chairman of the Company from 1998 to October 2004; as President of Alberto Culver Consumer Products Worldwide, a division of Alberto Culver, from 2002 to October 2004; and as Assistant Secretary of the Company from 1990 to October 2004. Ms. Bernick is the daughter of Leonard H. Lavin.

George L. Fotiades, age 55, has served as a director of Alberto Culver since December 2006, as Chairman, healthcare practice of Diamond Castle Holdings, a private equity investment firm, since April 2007, and as Chairman of Catalent Pharma Solutions, Inc., a leading provider of advanced drug delivery and packaging technology to the global pharmaceutical and biotechnology industry, since June 2007. From February 2004 to May 2006, he served as President and Chief Operating Officer of Cardinal Health, Inc., a provider of products and services supporting the healthcare industry. Prior to that, he was President and Chief Executive Officer of Life Sciences Products and Services, a unit of Cardinal Health, Inc., from 2002 to February 2004. Mr. Fotiades is also a director of ProLogis and Cantel Medical Corp.

King Harris, age 65, has served as a director of Alberto Culver since 2002 and as Chairman of Harris Holdings, Inc., a private investment firm, since 2000. Mr. Harris is non-executive Chairman of the Board of AptarGroup, Inc.

V. James Marino, age 58, has been a director and President and Chief Executive Officer of Alberto Culver since November 2006. Mr. Marino served as President of Alberto Culver Consumer Products Worldwide from October 2004 to November 2006. From 2002 to October 2004, Mr. Marino served as President of Alberto Personal Care Worldwide, a division of Alberto Culver. Mr. Marino is also a director of Phillips-Van Heusen Corporation.

The Board recommends that the stockholders vote FOR the election of each of these nominees for director.

Directors Whose Terms Expire at the Annual Meeting in 2010 (Class III)

James G. Brocksmith, Jr., age 67, has served as a director of Alberto Culver since 2002 and as an independent business consultant for more than the past five years. From 1990 to 1996, Mr. Brocksmith was Deputy Chairman and Chief Operating Officer for the U.S. Operations of KPMG Peat Marwick LLP, a predecessor of KPMG LLP. Mr. Brocksmith is also a director of AAR Corp., Nationwide Financial Services, Inc. and Sempra Energy.

Leonard H. Lavin, age 89, the founder of Alberto Culver, has been Chairman Emeritus of Alberto Culver since October 2004. He has served as a director since 1955 and Chairman of the Company from 1955 to October 2004. Mr. Lavin is the father of Carol L. Bernick.

Katherine S. Napier, age 53, has served as a director of Alberto Culver since December 2006. She retired in 2002 from The Procter & Gamble Company as Vice President, after a 23 year career. She served as Senior Vice President, Marketing at McDonald’s Corporation from 2002 to 2006. Ms. Napier is also a director of Mentor Corporation.

Robert H. Rock, D.B.A., age 58, has served as a director of Alberto Culver since 1995 and as President of MLR Holdings, LLC, a private investment firm with holdings in publishing and information businesses, for more than the past five years. Mr. Rock has also served as Chairman of Metroweek Corporation, a publisher of weekly newspapers and specialty publications, for more than the past five years. Mr. Rock is also a director of Quaker Chemical Corporation and Penn Mutual Life Insurance Company.

Directors Whose Terms Expire at the Annual Meeting in 2011 (Class I)

Thomas A. Dattilo, age 57, has served as a director of Alberto Culver since December 2006 and as Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm, since June 2007. He served as Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture, and sale of passenger and truck tires, from 2000 to August 2006. Mr. Dattilo is also a director of Harris Corporation.

Governor Jim Edgar, age 62, has served as a director of Alberto Culver since 2002 and as a Distinguished Fellow at the University of Illinois’ Institute of Government and Public Affairs where he is a teacher and lecturer since 1999. Governor Edgar served as the Governor of Illinois from 1991 through 1999. Governor Edgar is also a director of Horizon Group Properties, Inc., John B. Sanfilippo & Son, Inc. and Youbet.com, Inc. Governor Edgar is a member of the Economic Club of Chicago. He is also a member of the Board of the Chicago Council on Global Affairs.

Sam J. Susser, age 69, has served as a director of Alberto Culver since 2001. Previously, he was Chairman and Chief Executive Officer of Plexus Financial Services, a holding company, from 1987 through 1991. Mr. Susser is also a director of Susser Holdings Corporation.

Retirement Policy

No person shall be eligible for nomination as a director of the Company on or after attaining the age of 73, provided this does not apply to any director who was first elected prior to 1995.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below contains information as of November 17, 2008, except as otherwise indicated, concerning the number of shares of Common Stock beneficially owned by each director, each person named in the Summary Compensation Table (“named executive officers”), each person who is known to own 5% or more of our outstanding shares of Common Stock and by all directors and executive officers as a group. Except as specified below, the business address of the persons listed is the Company’s headquarters, 2525 Armitage Avenue, Melrose Park, Illinois 60160.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class
Carol L. Bernick	6,032,306	(2)	6.08%
James G. Brocksmith, Jr.	59,751	(3)	(4)
Thomas A. Dattilo	17,045	(5)	(4)
Jim Edgar	70,429	(6)	(4)
George L. Fotiades	21,230	(7)	(4)
King Harris	76,472	(8)	(4)
Leonard H. Lavin	7,771,211	(9)	7.93%
V. James Marino	529,229	(10)	(4)
Katherine S. Napier	13,974	(11)	(4)
Robert H. Rock	53,552	(12)	(4)
Sam J. Susser	54,455	(13)	(4)
Richard J. Hynes	70,955	(14)	(4)
Ralph J. Nicoletti	64,275	(15)	(4)
Gary P. Schmidt	167,895	(16)	(4)
Neuberger Berman, LLC	6,722,140	(17)	6.86%

All Directors and Executive Officers as a Group (17 persons, including the above)	15,181,272	(18)	15.15%

(1)	Such ownership is direct, with sole voting and investment power, except as indicated in subsequent footnotes. Unless otherwise specifically provided, each person disclaims beneficial ownership of any shares indicated as owned indirectly (i.e., as trustee or co-trustee of a trust or as an officer of a foundation). Shares are not pledged unless otherwise indicated. Shares held in the Alberto Culver 401(k) and Profit Sharing Plan (the “401(k) Plan”) represent equivalent shares. The number of equivalent shares is calculated by taking the dollar amount in the Alberto Culver Common Stock Fund and dividing that amount by the closing Common Stock price on November 17, 2008. The Alberto Culver Common Stock Fund consists of between 97% and 99% of Common Stock with the remainder in an interest bearing cash investment.

(2)

Includes 1,242,343 shares subject to stock options exercisable currently or within 60 days. Also includes 1,357,331 shares held as trustee of a trust for the benefit of Ms. Bernick’s sister; 609,859 shares held as co-trustee of a trust for the benefit of herself and her children; 2,345,945 shares held as trustee or co-trustee of trusts for the benefit of Ms. Bernick; 320,040 shares held as trustee of trusts for the benefit of certain of Ms. Bernick’s relatives; 4,386 shares held as general partner of a partnership (the “Partnership”), in her capacity as trustee of a trust for her benefit, for which she shares voting power with Mr. Lavin and has sole investment power; 13,302 shares held as a participant in the 401(k) Plan; and 139,100 shares held by the Carol Lavin Bernick Family Foundation of which Ms. Bernick is a director and the President and shares voting and investment power with her children. Does not include 5,758,144 shares held as limited partner of the Partnership, in her capacity as co-trustee of trusts with Mr. Lavin for his benefit, for which she shares voting power with Mr. Lavin and has sole investment power; 1,000,000 shares held as co-trustee of three trusts for the benefit of Mr. Lavin; and 1,013,067 shares owned by the Lavin Family Foundation of which Ms. Bernick is a director and an officer.

(3)	Includes 56,951 shares subject to stock options exercisable currently or within 60 days and 2,800 shares of restricted stock that have not vested.

(4)	Less than 1.0% of the outstanding shares.

(5)	Includes 7,400 shares subject to stock options exercisable currently or within 60 days, 2,800 shares of restricted stock that have not vested, and 5,845 Common Stock units held in the Deferred Compensation Plan for Non-Employee Directors (“Units”). Each Unit is economically equivalent to one share of Common Stock.

(6)	Includes 56,951 shares subject to stock options exercisable currently or within 60 days, 2,800 shares of restricted stock that have not vested, and 10,678 Units.

(7)	Includes 7,400 shares subject to stock options exercisable currently or within 60 days, 2,800 shares of restricted stock that have not vested, and 5,984 Units.

(8)	Includes 66,172 shares subject to stock options exercisable currently or within 60 days and 2,800 shares of restricted stock that have not vested.

(9)	Includes 1,013,067 shares held by the Lavin Family Foundation of which Mr. Lavin is a director and the President and shares voting and investment power with Ms. Bernick; 5,758,144 shares held as limited partner in the Partnership in his capacity as co-trustee of trusts with Ms. Bernick for the benefit of Mr. Lavin, for which Mr. Lavin shares voting power with Ms. Bernick and has no investment power; and 1,000,000 shares held as co-trustee of three trusts with Ms. Bernick for his benefit, for which Mr. Lavin shares voting and investment power with Ms. Bernick. Does not include 4,386 shares held as limited partner of the Partnership. In addition, does not include shares reported as owned by Ms. Bernick.

(10)	Includes 381,233 shares subject to stock options exercisable currently or within 60 days, 68,700 shares of restricted stock that have not vested, and 900 shares held jointly with Mr. Marino’s wife.

(11)	Includes 7,400 shares subject to stock options exercisable currently or within 60 days, 2,800 shares of restricted stock that have not vested, and 3,138 Units.

(12)	Includes 47,730 shares subject to stock options exercisable currently or within 60 days, 2,800 shares of restricted stock that have not vested, and 1,050 shares held jointly with Mr. Rock’s wife.

(13)	Includes 47,730 shares subject to stock options exercisable currently or within 60 days, 2,800 shares of restricted stock that have not vested, and 3,925 Units.

(14)	Includes 35,300 shares subject to stock options exercisable currently or within 60 days, 9,200 shares of restricted stock that have not vested, 415 shares held as a participant in the 401(k) Plan, and 25,215 shares held jointly with Mr. Hynes’ wife.

(15)	Includes 32,175 shares subject to stock options exercisable currently or within 60 days and 32,100 shares of restricted stock that have not vested.

(16)	Includes 131,937 shares subject to stock options exercisable currently or within 60 days, 10,000 shares of restricted stock that have not vested, 12,943 shares held as a participant in the 401(k) Plan, and 13,015 shares held jointly with Mr. Schmidt’s wife.

(17)	This information is based on a Form 13F filed by Neuberger Berman, LLC (“NB”) and reflects NB’s holdings as of September 30, 2008. NB’s address is 605 Third Avenue, New York, NY 10158.

(18)	Includes 2,251,936 shares subject to stock options exercisable currently or within 60 days, 26,660 shares held as participants in the 401(k) Plan, and 29,570 Units. Such persons have shared voting power as to 7,954,877 shares and shared investment power as to 2,192,347 shares. In addition, includes 186,900 shares of restricted stock that have not vested. Holders of restricted stock have sole voting rights but no dispositive rights with respect to those shares that have not vested.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held seven meetings during fiscal year 2008. No director attended fewer than three-fourths of the aggregate number of meetings of the Board and of the committees and subcommittees on which he or she served during the fiscal year. Board members are expected to attend the annual meeting of stockholders. At the last annual meeting, all directors attended except Jim Edgar. There are four standing committees of the Board and one standing subcommittee of the Audit Committee.

The Audit Committee, which is composed of James G. Brocksmith, Jr., Chairman, Thomas A. Dattilo, George L. Fotiades, King Harris, Katherine S. Napier, and Sam J. Susser, all of whom are independent for purposes of the New York Stock Exchange’s listing standards and the Securities Exchange Act of 1934, held eight meetings during fiscal year 2008. The Board has determined that both Messrs. Brocksmith and Susser qualify as Audit Committee Financial Experts, as such term is defined by the Securities and Exchange Commission. In addition, the Board has determined that the simultaneous service by Mr. Brocksmith on the Audit Committee of more than three public companies does not impair his ability to effectively serve on the Audit Committee. The Audit

Committee assists the Board in fulfilling its oversight responsibilities for (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditors. The Board has adopted a written charter for the Audit Committee, a current copy of which is available on our website at www.alberto.com.

The Regulatory and Safety Subcommittee of the Audit Committee which is composed of King Harris, Chairman, Thomas A. Dattilo, and Katherine S. Napier, held four meetings during fiscal year 2008. The Regulatory and Safety Subcommittee oversees compliance with health and safety laws and regulations. The Board has adopted a written charter for the Regulatory and Safety Subcommittee, a current copy of which is available on our website at www.alberto.com. Effective January 1, 2009, Mr. Dattilo will be replaced by Mr. Susser as a member of the Regulatory and Safety Subcommittee.

The Executive Committee, which is composed of Carol L. Bernick, Chairman, King Harris, Leonard H. Lavin, V. James Marino, and Sam J. Susser, held no meetings during fiscal year 2008. The Executive Committee has many of the powers of the Board and can act when the Board is not in session.

The Compensation and Leadership Development Committee (“Compensation Committee”), which is composed of George L. Fotiades, Chairman, James G. Brocksmith, Jr., Jim Edgar, Robert H. Rock, and Sam J. Susser, all of whom are independent for purposes of the New York Stock Exchange listing standards, held seven meetings during fiscal year 2008. The Compensation Committee, among other things, (i) reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives, (ii) determines and approves the Chief Executive Officer’s compensation level based on this evaluation, (iii) approves compensation of other executive officers, (iv) reviews and recommends to the Board equity based incentive compensation plans in which executive officers participate, (v) prepares the report required to be included in our annual proxy statement, and (vi) reviews matters relating to management development and succession planning for our executive officers. The Board has adopted a written charter for the Compensation Committee, a current copy of which is available on our website at www.alberto.com. Effective January 1, 2009, Mr. Susser will be replaced by Mr. Dattilo as a member of the Compensation Committee.

The Nominating/Governance Committee, which is composed of Katherine S. Napier, Chairman, Thomas A. Dattilo, Jim Edgar, King Harris, and Robert H. Rock, all of whom are independent for purposes of the New York Stock Exchange’s listing standards, held four meetings during fiscal year 2008. The function of the Nominating/Governance Committee is to, among other things, (i) identify and recommend to the Board, individuals qualified to be directors of Alberto Culver, consistent with criteria approved by the Board, for either appointment to the Board or to stand for election at a meeting of stockholders, (ii) develop and recommend to the Board corporate governance guidelines for Alberto Culver, and (iii) oversee the evaluation of the Board and management. The Board has adopted a written charter for the Nominating/Governance Committee, a current copy of which is available on our website at www.alberto.com.

NOMINATIONS OF DIRECTORS

The Nominating/Governance Committee identifies individuals the committee believes are qualified to become Board members. The committee will consider recommendations for director nominees from a wide variety of sources, including other members of the Board, management, stockholders and, if deemed appropriate, professional search firms. The committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934 and the listing standards of the New York Stock Exchange. In addition, the committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including such candidate’s judgment, skills, integrity, and business and other experience.

George Fotiades is standing for election by Alberto Culver’s shareholders for the first time. Mr. Fotiades was recommended to the Nominating/Governance Committee by the Executive Chairman.

In order to be recommended by the Nominating/Governance Committee, the candidate for director must, at a minimum, have integrity, be committed to act in the best interest of all shareholders, and be able and willing to devote the required amount of time to Alberto Culver’s affairs, including attendance at Board meetings. In addition, the candidate cannot jeopardize the independence of a majority of the Board, as described under “Director Independence” below.

The candidate should preferably also have the following qualifications: business experience, demonstrated leadership skills, experience on other boards, and skill sets which add to the value of Alberto Culver’s businesses.

Stockholders may submit recommendations for nominations of candidates for election to the Board. The Nominating/Governance Committee will consider director candidates recommended by stockholders. To make a recommendation, a shareholder must send the recommendation to the Company’s Secretary at our headquarters in Melrose Park, Illinois. The recommendation must be received between May 1 and July 1 immediately preceding the annual meeting and must include (i) the name and address of the stockholder making the recommendation along with evidence of his or her ownership of Common Stock, including the number of shares and period of ownership, (ii) the name, age, business and residence address of the director candidate and a listing of the candidate’s qualifications, including education and principal occupation or employment, (iii) the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement, and (iv) a brief explanation of why the shareholder feels the candidate is suitable for consideration. The Nominating/Governance Committee will evaluate shareholder-recommended director candidates in the same manner as it evaluates director candidates identified by other approved means.

Nominations of directors by stockholders at the annual meeting are subject to the notice requirements described under “Other Business” below.

COMMUNICATION WITH THE BOARD OF DIRECTORS

The Board has a process for interested parties to send communications directly to the Board. In order to do so, interested parties can mail any communications directly to the attention of the Presiding Director at our headquarters in Melrose Park, Illinois. The Presiding Director shall determine what, if any, actions need be taken with respect to each communication including discussing such matters with only the non-management directors, a specific committee or the full Board. Currently, the Presiding Director is Mr. Susser. A new Presiding Director is appointed automatically at the beginning of each quarter in alphabetical order among all non-management directors, and such person acts as chairman during Board meetings in which the Executive Chairman is not present and during executive sessions of the Board.

GOVERNANCE

We have adopted a code of ethics that applies to the Chief Executive Officer, Chief Financial Officer and Corporate Controller. We will provide copies of such code of ethics to any person, without charge, upon written request to the Secretary of Alberto Culver at our headquarters in Melrose Park, Illinois.

We have adopted (a) Governance Guidelines, (b) a Code of Business Conduct and Ethics that apply to directors, officers and employees, and (c) Charters for the Audit, Compensation, and Nominating/Governance Committees and the Regulatory and Safety Subcommittee. Copies of these documents are available on our website at www.alberto.com and are available in print to any person, without charge, upon written request to the Secretary of Alberto Culver at our headquarters in Melrose Park, Illinois. In addition, the Board adopted categorical independence standards for its Board members. A copy of these standards is available on our website at www.alberto.com and are set forth below.

Related party transactions that require disclosure in the Company’s proxy statement under applicable Securities and Exchange Commission rules must be approved by the Audit Committee. Any member of the Audit Committee who has an interest in the related party transaction shall recuse himself or herself from this approval process. In considering the transaction, the Audit Committee will consider the following factors: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related party transaction; (iii) the potential for the transaction to lead to an actual or apparent conflict of interest; (iv) the overall fairness of the transaction to the Company; and (v) any other factor the Audit Committee, in its sole discretion, considers relevant to this inquiry. The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

In order to implement this policy, the following procedures shall be followed:

•	The Related Party (as defined below) shall bring the transaction to the attention of the Compliance Officer, Chairman of the Audit Committee or the Chairman of the Nominating/Governance Committee;

•

The Chairman of the Audit Committee and the Chairman of the Nominating/Governance Committee shall jointly determine (or if either is involved in the transaction, the other shall determine in consultation with the Compliance Officer) whether the matter should be considered by the Audit Committee; and

•	The transaction must be submitted for review in advance whenever practicable, and if not practicable, must be reviewed as promptly as reasonably practicable.

Generally, a related party transaction is a transaction (i) in which the Company or any subsidiary is a participant, (ii) that involves a director, executive officer, nominee for director, holder of 5% or more of the voting securities of the Company or any of their respective immediate family members (“Related Party”) and (iii) where the Related Party has a direct or indirect material interest in the transaction. A transaction involving less than $120,000 or in which the Related Party is merely a director, limited partner and/or less than 10% owner of the entity engaging in a transaction with the Company is not covered by this policy and does not require Audit Committee approval. An immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the same household.

DIRECTOR INDEPENDENCE

It is Alberto Culver’s policy that a majority of directors meet the criteria for independence established by the New York Stock Exchange. To assist in making the determination of independence, the Board adopted the following categorical independence standards, which state a director will be independent unless:

The director is, or has been within the last three years, an employee of Alberto Culver, or an immediate family member is, or has been within the last three years, an executive officer of Alberto Culver.

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Alberto Culver, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(A) The director is a current partner or employee of a firm that is Alberto Culver’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on Alberto Culver’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Alberto Culver’s present executive officers at the same time serves or served on that company’s compensation committee.

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payment to, or received payments from, Alberto Culver for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues.

The director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that is indebted to Alberto Culver, or to which Alberto Culver is indebted, in an amount that exceeds the greater of $1.0 million or 2% of the total consolidated gross revenue of either Alberto Culver or such other company is not independent until three years after falling below such threshold.

The Board has affirmatively determined that Messrs. Brocksmith, Dattilo, Edgar, Fotiades, Harris, Rock, and Susser and Ms. Napier are independent, in accordance with these categorical standards, since none of these directors has any material relationships with the Company. Of these independent directors, only Messrs. Fotiades and Harris have relationships that were considered by the Board in arriving at their conclusion. Mr. Harris is a non-executive chairman of the board of directors and owns less than 1% of the common stock of AptarGroup, Inc. Over the last three fiscal years, Alberto Culver has purchased products from AptarGroup in the ordinary course of business in arms-length transactions consisting of dispensing closures and systems. The amount of these purchases accounted for less than 1% of either company’s gross revenues during each of the last three fiscal years. Because Mr. Harris is not an executive officer of AptarGroup and the amount of these purchases as a percentage of gross revenues was small, the Board considered this relationship to be immaterial. Mr. Fotiades is a director and owns less than 1% of the equity of ProLogis. Over the last three fiscal years, Alberto Culver has made payments to ProLogis in the ordinary course of business in arms-length transactions. ProLogis is the landlord of our Atlanta warehouse and virtually all of these payments arise from this relationship. The amount of these payments accounted for less than 1% of either company’s gross revenues during each of the last three fiscal years. Because Mr. Fotiades is not an executive officer of ProLogis and the amount of these payments as a percentage of gross revenues was small, the Board considered this relationship to be immaterial.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis is intended to provide to our investors material information about our compensation policies and objectives for our named executive officers. Further, it is intended to provide a context for the tabular disclosures and related narrative disclosures which follow.

The Compensation Committee oversees and administers our executive compensation program and establishes, implements and monitors our executive compensation philosophy. The Compensation Committee is comprised entirely of “independent directors” determined in accordance with New York Stock Exchange listing standards, “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (“Code”) and “non-employee directors” within the meaning of Section 16 of the Securities Exchange Act of 1934.

In carrying out its responsibilities with respect to the executive compensation program, the Compensation Committee has retained the independent firm of Hewitt Associates. Hewitt advises the Compensation Committee on all of the principal components of executive compensation, as described below, and generally attends meetings of the Compensation Committee when executive compensation is on the agenda. Hewitt also advises Alberto Culver on compensation matters relating to employees who are not executives.

The Compensation Committee on occasion meets with the President and Chief Executive Officer, V. James Marino, and other named executive officers, including the Executive Chairman, Carol L. Bernick, the Senior Vice President, Secretary and General Counsel, Gary P. Schmidt, and the Senior Vice President and Chief Financial Officer, Ralph J. Nicoletti, to obtain recommendations with respect to compensation programs and practices for executives, other employees and directors. The Compensation Committee considers management’s recommendations with respect to executive compensation, but makes its decisions about the compensation of the named executive officers outside the presence of the affected officer. The Compensation Committee also typically seeks input from Hewitt prior to making any final determinations.

Compensation Philosophy and Objectives

Our ability to hire, motivate and retain executives with the requisite skills and expertise to develop, expand and execute business opportunities is essential to our success and the success of our shareholders.

Alberto Culver’s objectives for our executive officer compensation program are:

•	To attract, motivate and retain executive officers through both short-term and long-term incentives that reward individual and Alberto Culver performance.

•

To link the interests of executive officers closely with those of our stockholders by emphasizing equity based compensation and structuring compensation contingent on measures intended to reward performance we believe creates shareholder value.

•	To reward continuity of service.

•	To increase the personal stake of the executive officers in our continued success and growth by setting ownership guidelines of Common Stock.

These objectives guide the Compensation Committee in assessing the proper allocation between cash and equity compensation and long-term and short-term compensation. Other considerations include our business objectives, competitive practices and trends, and sound corporate governance practices.

Components of Compensation

In order to achieve these objectives, compensation of the named executive officers for the last fiscal year was comprised principally of four components: base salary, annual bonus, equity and other long-term incentive compensation which includes stock options, restricted stock and 2006 Shareholder Value Incentive Plan (the “SVIP”) performance units, and retirement compensation.

The Compensation Committee has selected these components because each is considered useful and necessary to meet our compensation objectives. For example, base salary and the annual bonus levels are designed to achieve the objective of attracting, motivating and retaining executive officers and rewarding them for their day-to-day performance and achieving specific business results. Equity and long-term incentive compensation are designed to link the interests of executive officers with our shareholders, reward long-term performance, and retain executive officers. The Compensation Committee believes that these components provide an optimal mix of cash and equity compensation and long and short-term compensation in order to achieve the objectives discussed above. In addition, these components give the Compensation Committee flexibility to calibrate and refine the mix of cash and equity compensation and long and short-term compensation to respond to the performance of Alberto Culver, market conditions, and individual performance.

Periodically, the Compensation Committee undertakes a total compensation review for each of the named executive officers. In addition to reviewing the four principal compensation components, the Compensation Committee reviews payments that would be required under various severance and change-in-control scenarios. Following the fiscal year 2008 review, the Compensation Committee determined that these elements of compensation were reasonable in the aggregate.

Peer Group

The Compensation Committee benchmarks compensation every other year by comparing Alberto Culver’s compensation to a peer group of companies in the packaged goods industry. The most recent peer group was created in the summer of 2007 for use in fiscal year 2008 and included the following companies:

Avon Products, Inc.	Kellogg Company
Bausch & Lomb Incorporated	Kimberly-Clark Corporation
Campbell Soup Company	Kraft Foods Inc.
Church & Dwight Co., Inc.	L’Oreal USA, Inc.
The Clorox Company	Molson Coors Brewing Company
The Coca-Cola Company	McCormick & Company, Inc.
Colgate-Palmolive Company	Newell Rubbermaid Inc.
ConAgra Foods, Inc.	Pactiv Corporation
Del Monte Foods Company	PepsiCo, Inc.
Energizer Holdings, Inc.	Playtex Products, Inc.
Fortune Brands, Inc.	Revlon, Inc.
General Mills, Inc.	S.C. Johnson Consumer Products
H. J. Heinz Company	Sara Lee Corporation
Henkel of America, Inc.	The Scotts Miracle Gro Company
The Hershey Company	Tupperware Corporation
Jarden Corporation	Unilever United States, Inc.
Kao America Inc.	Wm. Wrigley Jr. Company

Recognizing that the sizes of the companies in our peer group were not the same as Alberto Culver, statistical analysis was used to size adjust the data to that of the Company or business unit as appropriate, though non-size adjusted data was also considered. The Compensation Committee considered the alignment of pay from fiscal year 2007 as well as general industry data for fiscal year 2007 in making determinations on compensation changes in fiscal year 2008. Other than general industry data, the Compensation Committee did not consider compensation related information from any individual company outside the peer group listed above.

Base Salary and Annual Bonus

In order to attract, retain and motivate executive officers, Alberto Culver allocates a significant portion of executive compensation to base salary and annual bonus. Base salaries of named executive officers are reviewed annually by the Compensation Committee and adjusted at the discretion of the Compensation Committee. The effective date of salary increases is typically January 1st of each year. The factors used in determining a named executive officer’s base salary are the duties and level of responsibility of the executive officer, the past performance of the executive officer, the performance of the executive officer’s principal business unit, if any, studies of positions at peer group companies, market pressures to attract and retain talent, Alberto Culver’s performance, and the recommendations of senior management. The Compensation Committee exercises its judgment in making a determination of the impact which each of these factors has on setting the named executive officers’ salaries. Based on these factors, the Compensation Committee established the base salaries referred in the table below for each of the named executive officers effective January 1, 2007 and January 1, 2008. In the first quarter of fiscal year 2009, the Compensation Committee established base salaries for the named executive officers effective January 1, 2009 as reflected in the table below, generally based on the same factors as described above for fiscal year 2008.

Base Salary

Name	January 1, 2009	January 1, 2008	January 1, 2007
V. James Marino	950,000	900,000	725,000
Carol L. Bernick	680,000	650,000	650,000
Ralph J. Nicoletti	490,000	465,000	450,000 (annualized	[1] )
Richard J. Hynes	408,000	390,000	375,000
Gary P. Schmidt	367,000	353,000	340,000

[1]	As of February 26, 2007, his first day as an employee of Alberto Culver.

Annual bonuses for named executive officers are awarded pursuant to the Management Incentive Plan (the “MIP”). The MIP is designed to strongly link incentive awards to measurable performance and provide higher rewards for exceptional performance. The MIP is structured to achieve the objectives of attracting, motivating and retaining executives and to link the interest of our executives to the shareholders by structuring performance targets to those targets we believe create shareholder value.

For fiscal year 2008, named executive officers’ bonus award opportunities were allocated among the following two criteria: (i) sales growth of Alberto Culver and (ii) operating earnings growth of Alberto Culver. For purposes of the MIP, operating earnings means pre-tax earnings before non-recurring and other unusual items reported separately on our income statement. The Compensation Committee may modify the above criteria during the fiscal year as deemed appropriate, but may not modify these criteria for the named executive officers so as to increase the award payable to such persons. The Compensation Committee did not modify these criteria for the named executive officers for fiscal year 2008.

Actual bonus awards can range from 0% to 200% of base salary depending on the level of performance achieved with a maximum of 100% allocated to sales growth and a maximum of 100% allocated to operating earnings growth for fiscal year 2008. No bonus payout will be made with respect to zero or negative sales or operating earnings growth. The Compensation Committee set the following bonus award opportunities for the named executive officers for fiscal year 2008:

Fiscal Year 2008 Bonus Award Opportunities

Marino/Bernick

Sales Growth	Payout for each 1% Growth as a Percentage of Salary	Operating Earnings Growth	Payout for each 1% Growth as a Percentage of Salary
0% - 4%	2%	0% - 5%	2%
4.01% - 8%	6%	5.01% - 10%	6%
8.01% +	10%	10.01% +	10%

Fiscal Year 2008 Bonus Award Opportunities

Nicoletti/Hynes/Schmidt

Sales Growth	Payout for each 1% Growth as a Percentage of Salary	Operating Earnings Growth	Payout for each 1% Growth as a Percentage of Salary
0% - 4%	2%	0% - 5%	2%
4.01% - 8%	4%	5.01% - 10%	4%
8.01% +	6%	10.01% +	6%

The Compensation Committee may decrease an individual award by up to 35% of such officer’s base salary based upon such factors and circumstances as the Compensation Committee deems appropriate. For purposes of determining the fiscal year 2008 bonus awards to the named executive officers, the Compensation Committee did not exercise any discretion. The named executive officers’ fiscal year 2008 annual incentive awards under the MIP are set forth in the Summary Compensation Table under the caption “Non-Equity Incentive Plan Compensation” and reflect 10.85% sales growth and operating earnings growth of 32.94%. Participants in the MIP may elect to take all or a portion of their award in Common Stock valued at the closing price on the last trading day of the applicable fiscal year or to defer all or a portion of their award into the Executive Deferred Compensation Plan (“EDCP”).

The Compensation Committee has set the bonus award opportunities for the named executive officers for fiscal year 2009. These opportunities have again been allocated among sales growth of Alberto Culver and operating earnings growth of Alberto Culver.

Long-Term Incentive Compensation

The Company’s long-term incentive compensation program consists of grants of stock options under the Employee Stock Option Plan of 2006 (the “ACSOP”) and restricted stock under the 2006 Restricted Stock Plan (the “RSP”), each of which vest over a number of years, and performance units under the SVIP. Alberto Culver’s long-term incentive program is designed to retain qualified executives and align their interest closely with our stockholders. Stock options are specifically intended to encourage executives to grow the share price of the Company. Performance units are intended to encourage long-term decision making and promote the long-term management of capital in addition to earnings growth. Restricted stock is focused primarily on alignment of interests with our shareholders and retention.

Non-qualified stock options were granted to the named executive officers on October 1, 2007, or in the case of Mr. Marino, November 1, 2007, with an option exercise price equal to the average of the high and low trading prices of a share of Common Stock on the date of grant in accordance with the terms of the ACSOP. All such stock options will vest in four equal annual installments beginning on September 30, 2008. The number of stock options granted was determined by the Compensation Committee based on the same factors used to determine base salary. The number of stock options granted to each of the named executive officers during fiscal year 2008 is set forth on the Grants of Plan-Based Awards Table.

Restricted shares were granted on November 1, 2007 to Mr. Marino and on October 1, 2007 to Messrs. Hynes and Nicoletti and vest in four equal annual installments beginning on September 30, 2009. These grants were given primarily for retention purposes. The number of shares of restricted stock granted to Messrs. Marino, Hynes and Nicoletti during fiscal year 2008 is set forth on the Grants of Plan-Based Awards Table.

The policy of the Compensation Committee is to grant stock options and restricted stock with an effective date on or following action by the Compensation Committee. Generally, the effective date of stock option and restricted stock grants, other than the annual grants as described below, is the first day of the month immediately following the date of the Compensation Committee’s action. Absent unusual circumstances, the annual grant of options and restricted stock to all eligible employees other than the Chief Executive Officer is effective on October 1st. Absent unusual circumstances, the annual grant of options and restricted stock to the Chief Executive Officer is made following his annual review and is effective on the first day of the month following Compensation Committee action.

Each named executive officer was also granted performance units pursuant to the SVIP. Each performance unit has a payout value of $250 if the threshold performance level is attained, $1,000 if the target performance level is attained and $2,000 if the maximum performance level is attained. The Compensation Committee has no discretion with respect to the payout value of each unit. Under certain circumstances, awards will be paid in Common Stock. Units will have no value if the threshold performance level is not attained for a given performance period.

On October 1, 2007, each named executive officer was granted units for a three-year performance period beginning on October 1, 2007. The number of units granted to each of the named executive officers during fiscal year 2008 is set forth on the Grants of Plan-Based Awards Table. Achievement of the threshold, target and maximum performance levels are based equally on cumulative operating earnings and pre-tax return on invested capital over the three-year performance period. For purposes of the SVIP, operating earnings means pre-tax earnings before non-recurring and other unusual items reported separately on our income statement. Performance levels and payouts per unit for the three-year performance period are as follows:

Three Year Performance Period Ending September 30, 2010

Three Year Cumulative Operating Earnings	Amount Payable Per Performance Unit	Three Year Average Pre-Tax Return on Invested Capital	Amount Payable Per Performance Unit
$540,000,000	$250	14.0%	$250
$565,000,000	$500	14.5%	$500
$600,000,000	$1,000	15.0%	$1,000

At the time fiscal year 2008 performance units were granted, the Compensation Committee, based on the recommendations of management and in consultation with Hewitt, established objectives for the three-year performance period, October 1, 2007 through September 30, 2010, based on cumulative operating earnings and pre-tax return on invested capital. Units granted in fiscal year 2007 for the two-year performance period ended September 30, 2008 had a value of $2,000 per unit based upon the Company achieving two year cumulative operating earnings of $349,859,000 and a two year average pre-tax return on invested capital of 15.14%. Payouts for each of the named executive officers are set forth in the Summary Compensation Table under the caption “Non-Equity Incentive Plan Compensation.”

Decisions with respect to grants of performance units to named executive officers were made based on recommendations of management and Hewitt. Based on these recommendations, named executive officers received performance units having a target value equal to a percentage of their base salary. The number of performance units granted was then adjusted for certain named executive officers based on the same factors used for determining base salary.

Performance units for the three-year performance period, October 1, 2008 through September 30, 2011, were granted during the first quarter of fiscal year 2009 to each of the named executive officers. Consistent with the fiscal year 2008 grants, the Compensation Committee considered the recommendations of management and consulted with Hewitt to establish objectives for these performance units. The objectives for this three-year performance period were cumulative operating earnings and pre-tax return on invested capital. The number of units granted in fiscal year 2009 to each of the named executive officers was based on the same factors as described above for the units granted in fiscal year 2008.

Stock Ownership Guidelines

The Board of Directors has established stock ownership guidelines for all SVIP participants to more closely link the interests of our officers with those of our shareholders. The Executive Chairman and the Chief Executive Officer have guidelines of at least five times their annual base salary, and the other named executive officers have guidelines of at least three times their annual base salary, to be invested in Common Stock. Participants have the later of three years from the date of the Separation and five years from first becoming subject to the ownership guidelines to meet their assigned stock ownership guideline. Named executive officers receive credit for 50% of the fair market value for unvested shares of restricted stock towards meeting these guidelines. Named executive officers owning less than the amount of shares set forth in their ownership guidelines will be required to take 100% of their SVIP award, less applicable withholding taxes, in Common Stock. Non-employee directors should own $100,000 of Common Stock within the later of two years from the date of the Separation or for outside directors who first were elected or appointed after the Separation, five years from the date of such election or appointment. Directors owning Units under the Deferred Compensation Plan for Non-Employee Directors (“DCP”) receive credit for each unit as if it were a share of Common Stock and 50% of the fair market value for unvested shares of restricted stock. Executive officers and directors are prohibited from hedging their economic exposure to Common Stock.

Deferred Compensation Plan

Eligible employees, including the named executive officers, also participate in the EDCP. Those employees may elect to defer a portion of their salary and/or bonus for any period of time, but not less than three years, and can elect to be paid out in a lump sum payment or annually over any period not to exceed ten years. The Compensation Committee determines the rate of interest earned on money deferred under the plan, and may change that rate as it deems appropriate. Such rate is currently 5.9% per annum for calendar year 2008. Our obligations under the EDCP are unfunded and unsecured promises to pay. The purpose of the deferral feature is to provide eligible employees opportunities to accumulate funds on a tax favored basis.

The EDCP also provides that Alberto Culver will take into account compensation that exceeds the limit established for qualified plans under Section 401(a)(17) of the Code (“Non-Qualified Compensation”). For those named executive officers who receive Non-Qualified Compensation, such officers will be credited in the EDCP with an amount equal to the amount by which matching contributions and employer contributions such officer would have received under the Company’s 401(k) Plan, had such Non-Qualified Compensation been taken into account, exceed the amounts actually contributed by Alberto Culver to the named executive officer’s accounts. In addition, certain officers receive an additional annual credit equal to the amount of the credit described in the preceding sentence. Commencing in 2004, these additional credits are made each year for every three full years of employment with Alberto Culver as of December 31, 2003, for up to a maximum of five annual credits. Because the Executive Chairman was the only named executive officer with at least 15 years of service as of December 31, 2003, she was the only such officer entitled to an additional credit for fiscal year 2008. She received an additional credit of $145,707. The named executive officers received the EDCP contributions set forth in the “All Other Compensation” column of the Summary Compensation Table. The objective of this restoration feature is to provide competitive retirement opportunities that cannot be provided by the 401(k) Plan alone due to limitations on contributions to qualified plans under the Code.

Retirement Compensation and Other Benefits

The Executive Chairman has met the qualifications for retirement based on a combination of age and years of service and, upon retiring, will be entitled under her key executive deferred compensation agreement dated January 30, 1987 to receive $200,000 per year for 15 years. If she dies before all of these payments have been made, the individual(s) designated by her will be entitled to the remaining unpaid portion of this benefit. No other named executive officers are parties to a key executive deferred compensation agreement, as the Company stopped offering these agreements after 1987.

Alberto Culver maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation, including the named executive officers. Under the 401(k) Plan, all eligible domestic employees receive matching contributions that are subject to ratable vesting over a period of five years. The matching contribution under the 401(k) Plan for the 2008 calendar year was 50% percent on the first 6% of each participant’s pretax contributions. In addition, Alberto Culver makes a discretionary contribution to the accounts of eligible employees that is subject to ratable vesting over a period of five years. For fiscal year 2008, participants received a contribution equal to 7.37% of eligible compensation (generally salary and annual bonus). The named executive officers received the 401(k) Plan matching contributions and elective contributions set forth in the “All Other Compensation” column of the Summary Compensation Table.

Alberto Culver also offers a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based, non-discriminatory employee participation. These benefit programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, employee assistance, employee stock purchase plan and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow Alberto Culver to remain competitive for employee talent, and Alberto Culver believes that the availability of these benefit programs generally enhances employee productivity and loyalty to Alberto Culver. The main objectives of our benefit programs are to give employees access to quality healthcare, financial protection from unforeseen events, and assistance in achieving retirement financial goals, in full compliance with applicable legal requirements. These generally available benefits do not specifically factor into decisions regarding our named executive officer’s total compensation or equity award package.

Perquisites

In accordance with the objectives of our compensation program, we prefer to compensate named executive officers using a mix of cash and equity compensation and long and short-term compensation described above and do not believe that providing a comprehensive executive perquisite program is consistent with our overall compensation philosophy, although certain perquisites have been provided on a case-by-case basis. In July 2007, the Compensation Committee approved professional financial consulting for a limited number of senior management executives at a cost not to exceed $15,000 per year per executive commencing in fiscal year 2008. The amounts expended for each of the named executive officers for these consulting services are reflected in the Summary Compensation Table under the caption “All Other Compensation”.

Severance Benefits

Alberto Culver has entered into severance agreements with a number of its officers, including all of the named executive officers. The program is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of Alberto Culver without undue concern over whether the transactions may jeopardize the executive’s own employment. The program is also intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control.

The basic elements of the agreements are as follows:

•

Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, Alberto Culver’s severance agreements require a “double trigger” – a “change in control” followed by a “covered termination” within two years thereafter. This is consistent with the purpose of the program, which is to provide executive officers with a guaranteed level of financial protection upon loss of employment.

•

Covered terminations. Executive officers are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by Alberto Culver or (ii) for “good reason” by the employee, each as defined in the agreements.

•

Severance payment. Named executive officers would receive a severance payment of either 2.99 (Messrs. Marino and Schmidt and Ms. Bernick) or 1.99 (Messrs. Nicoletti and Hynes) times their “base amount,” as defined in the Code.

•	Benefit continuation. Basic employee benefits such as health and life insurance would be continued for between 24 and 36 months following termination of employment.

Our severance agreements are described below under “Potential Payments Upon Termination or Change of Control.”

Tax and Accounting Considerations

In determining which components of compensation are to be paid and how they are weighted, Alberto Culver considers whether that component will be considered “performance based” compensation pursuant to Section 162(m) of the Code, but may not limit compensation to deductible amounts if circumstances warrant. Under Section 162(m), compensation paid to “covered employees” in excess of $1.0 million per year is deductible by Alberto Culver only if it is “performance-based.” Generally, “covered employees” are the Chief Executive Officer and the next three highest paid executive officers, excluding the Chief Financial Officer, as set forth on the Summary Compensation Table for the most recently completed fiscal year (“Covered Employees”). Compensation generated from the vesting of restricted shares would not be considered performance based and therefore would not be deductible to the extent such compensation, combined with salary and other non-performance based compensation, exceeded $1.0 million for a Covered Employee in a given year.

Alberto Culver has designed its compensation plans to be in compliance with Section 409A of the Code. In addition, our severance agreements are designed to avoid “excess parachute payments.” Alberto Culver generally times payments under its benefit plans so they are deductible for the fiscal year to which such payments relate. Alberto Culver only grants nonqualified stock options due to its belief that these make better economic sense than incentive stock options because of the tax deduction which Alberto Culver receives related to nonqualified stock options.

Alberto Culver also considers a wide range of accounting issues in designing its compensation program. For example, stock option exercise prices are never granted below fair market value at the time of the grant, the stock option plans prohibit lowering the exercise price of a stock option after the grant date (other than for anti-dilution adjustments) and participants may withhold only the number of shares necessary to pay the minimum tax required in connection with any stock option exercise. These provisions are designed to avoid variable accounting treatment for our stock option plans and to avoid re-grants of stock options under U.S. Generally Accepted Accounting Principles.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Leadership Development

Committee Members

George L. Fotiades, Chairman

James G. Brocksmith, Jr.

Jim Edgar

Robert H. Rock

Sam J. Susser

SUMMARY COMPENSATION TABLE

The following table shows compensation information for the past two fiscal years for the named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($)		Total ($)
V. James Marino President and Chief Executive Officer	2008 2007	856,250 703,125		0 0	297,282 171,991	545,368 892,187	2,104,000 1,133,168		299 784	221,309 147,779	(7)	4,024,508 3,049,034
Ralph J. Nicoletti Senior Vice President and Chief Financial Officer	2008 2007	461,250 271,875	(1)	0 100,000	145,949 58,309	173,436 51,296	651,000 291,000	(5)	32 0	61,080 16,151	(8)	1,492,747 788,631
Carol L. Bernick Executive Chairman	2008 2007	650,000 650,000		0 0	0 0	752,600 767,372	1,693,000 1,078,418		694 1,851	341,085 302,380	(9)	3,437,379 2,800,021
Richard J. Hynes President, International	2008 2007	386,250 371,250		0 0	45,991 16,178	136,756 386,084	745,000 393,667		183 487	95,037 82,405	(10)	1,409,217 1,250,071
Gary P. Schmidt Senior Vice President, General Counsel and Secretary	2008 2007	349,750 336,250		0 0	40,610 33,842	111,376 353,801	693,000 390,300		6,932 6,364	89,191 72,315	(11)	1,290,859 1,192,872

(1)	Represents Mr. Nicoletti’s salary from the date of hire on February 26, 2007.

(2)	Stock awards consist only of shares of restricted stock. The amounts shown are the compensation costs recognized by Alberto Culver for fiscal years 2007 and 2008 determined pursuant to FAS 123R, and do not represent amounts actually received by the named executive officer. The assumptions used to calculate the value of stock awards are set forth under Note 9 and Note 8 of the Notes to the Consolidated Financial Statements included in Alberto Culver’s Annual Reports on Form 10-K for fiscal years 2007 and 2008, respectively. The compensation amounts for fiscal year 2007 include grants of restricted stock to Messrs. Marino, Nicoletti and Schmidt and the acceleration of outstanding awards to Messrs. Hynes and Marino at the time of the Separation.

(3)	The amounts shown are the compensation costs recognized by Alberto Culver in fiscal years 2007 and 2008 determined pursuant to FAS 123R, and do not represent amounts actually received by the named executive officer. These compensation amounts include grants to each of the named executive officers in fiscal years 2007 and 2008. The assumptions used to calculate the value of option awards are set forth under Note 9 and Note 8 of the Notes to the Consolidated Financial Statements included in Alberto Culver’s Annual Reports on Form 10-K for fiscal years 2007 and 2008, respectively.

(4)	Non-equity incentive plan compensation consists of bonuses paid under the MIP and units paid under the SVIP with respect to fiscal years 2007 and 2008. SVIP units were accelerated on November 16, 2006 in connection with the Separation. Units granted in fiscal year 2007 for the two-year performance period ended September 30, 2008 had a value of $2,000 per unit. Units granted in fiscal year 2005 had no value, and units granted in fiscal year 2006 had a pro-rated value of $336.37 per unit. In accordance with the SVIP, the payout for fiscal year 2006 grants was pro-rated by the number of years elapsed in the scheduled performance period, one year, over the total years in the performance period, three years, and were paid at the time of the Separation.

The amounts payable to each of the named executive officers under the MIP and SVIP for fiscal years 2007 and 2008 are set forth in the following table:

Name	Fiscal Year	MIP $	SVIP $	Total $
V. James Marino	2008 2007	1,374,000 1,049,000	730,000 84,168	2,104,000 1,133,168
Ralph J. Nicoletti	2008 2007	651,000 291,000	0 0	651,000 291,000
Carol L. Bernick	2008 2007	1,043,000 969,000	650,000 109,418	1,693,000 1,078,418
Richard J. Hynes	2008 2007	545,000 360,000	200,000 33,667	745,000 393,667
Gary P. Schmidt	2008 2007	493,000 360,000	200,000 30,300	693,000 390,300

(5)	Mr. Nicoletti elected to defer 50% of his fiscal year 2007 bonus payable under the MIP into the EDCP.

(6)	Amounts consist of “above market or preferential earnings” (as defined by SEC rules) during fiscal years 2007 and 2008 on amounts contained in the EDCP. Other than for deferrals by Mr. Schmidt under the MIP prior to fiscal year 2007, the interest rate on money contained in the EDCP is set each year and was 5% for calendar year 2006, 6% for calendar year 2007 and 5.9% for calendar year 2008. Pursuant to Mr. Schmidt’s deferrals in the MIP prior to fiscal year 2007, he earns interest at the prime rate as such rate is set by JP Morgan Chase. These amounts are included in the amounts reported in the Nonqualified Deferred Compensation Table under the column entitled “Aggregate Earnings in Last Fiscal Year.”

(7)	The amount includes contributions by Alberto Culver of $23,808 to the 401(k) Plan; $181,032 to the EDCP; and $2,340 of life insurance premiums. In addition, the amount includes the cost to Alberto Culver for professional financial consulting services and the incremental cost to Alberto Culver for personal use of the Company’s vehicles and drivers.

(8)	The amount includes contributions by Alberto Culver of $22,120 to the 401(k) Plan; $25,161 to the EDCP; and $1,799 of life insurance premiums. In addition, the amount includes the cost to Alberto Culver for professional financial consulting services.

(9)	The amount includes contributions by Alberto Culver of $23,808 to the 401(k) Plan; $291,414 to the EDCP; and $2,340 of life insurance premiums. In addition, the amount includes the incremental cost to Alberto Culver for the personal use of the Company’s vehicles and drivers.

(10)	The amount includes contributions by Alberto Culver of $23,808 to the 401(k) Plan; $57,722 to the EDCP; and $1,507 of life insurance premiums. In addition, the amount includes the cost to Alberto Culver for professional financial consulting services.

(11)	The amount includes contributions by Alberto Culver of $23,808 to the 401(k) Plan; $52,768 to the EDCP; and $1,365 of life insurance premiums. In addition, the amount includes the cost to Alberto Culver for professional financial consulting services.

GRANTS OF PLAN-BASED AWARDS

The following table shows plan-based awards granted to the named executive officers during fiscal year 2008.

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#) (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award (4)
				Threshold ($)	Target ($)	Maximum ($)
V. James Marino	11/1/07	10/24/07	500	125,000	500,000	1,000,000	—	—	—	—
	11/1/07	10/24/07	—	—	—	—	19,500	—	—	499,688
	11/1/07	10/24/07	—	—	—	—	—	220,000	25.625	1,260,600
Ralph J. Nicoletti	10/1/07	9/18/07	150	37,500	150,000	300,000	—	—	—	—
	10/1/07	9/18/07	—	—	—	—	9,200	—	—	229,954
	10/1/07	9/18/07	—	—	—	—	—	60,000	24.995	342,000
Carol L. Bernick	10/1/07	9/18/07	325	81,250	325,000	650,000	—	—	—	—
	10/1/07	9/18/07	—	—	—	—	—	142,000	24.995	752,600
Richard J. Hynes	10/1/07	9/18/07	110	27,500	110,000	220,000	—	—	—	—
	10/1/07	9/18/07	—	—	—	—	9,200	—	—	229,954
	10/1/07	9/18/07	—	—	—	—	—	40,800	24.995	232,560
Gary P. Schmidt	10/1/07	9/18/07	100	25,000	100,000	200,000	—	—	—	—
	10/1/07	9/18/07	—	—	—	—	—	40,800	24.995	232,560

(1)	Performance units are granted under the SVIP. Each unit has a payout value of $250 if the threshold performance level is attained, $1,000 if the target performance level is attained and $2,000 if the maximum performance level is attained. Units will have no value if the threshold performance level is not attained. In the event of a change in control, payouts of awards may be reduced (but not below zero) under certain circumstances, so as not to constitute “excess parachute payments” within the meaning of the Code.

Except for the Chief Executive Officer, performance units were granted on October 1, 2007 for the three-year performance period ending September 30, 2010. At the time the performance units were granted, the Compensation Committee established objectives for the performance period based equally on cumulative operating earnings and pre-tax return on invested capital over the three-year performance period. Participants may elect to receive cash or all or a portion of their award, less applicable withholding taxes, in Common Stock. Participants owning shares of Common Stock having a dollar value below the ownership guidelines established by the Compensation Committee will be required to take 100% of their award, less applicable withholding taxes, in Common Stock. In the event of a change in control, as defined in the SVIP and summarized below under “Potential Payments Upon Termination or Change of Control,” an amount equal to the target value ($1,000) of each outstanding performance unit, multiplied by a fraction, the numerator of which is the number of months of each performance period that have elapsed prior to the change in control and the denominator is the length of the particular performance period in months, will become payable in cash within 30 days following such change in control, subject to any reduction of such payment pursuant to the preceding paragraph. If at least six full calendar months of any fiscal year have elapsed, the entire fiscal year shall be deemed to have elapsed. The same performance units were granted to the Chief Executive Officer on November 1, 2007 for the three-year performance period ending September 30, 2010.

(2)	While vesting schedules are at the discretion of the Compensation Committee, historically stock awards granted under the RSP vest on a cumulative basis in four equal annual increments commencing two years after the date of grant. Grants made at the beginning of fiscal year 2009 will vest on a cumulative basis in four equal annual increments commencing one year after the date of grant. Participants granted restricted stock have full voting and dividend rights. Any stock dividends will be subject to the same restrictions on transferability as the shares of restricted stock. The Compensation Committee may accelerate the vesting of any shares granted under the RSP as it deems necessary or desirable to effectuate the purpose of the RSP. In the event of the occurrence of a change in control, as defined in the RSP and summarized below under “Potential Payments Upon Termination or Change of Control,” all outstanding shares of restricted stock shall immediately become fully vested.

(3)	Stock options are granted under the ACSOP. All stock options are non-qualified, have a maximum term of ten years from the date of grant and have an exercise price per share equal to the average of the high and low trading prices of a share of Common Stock on the date of grant. The Compensation Committee may accelerate the exercisability of any stock options subject to such terms and conditions as it deems necessary and appropriate. In the event of a change in control, as defined in the ACSOP and summarized below under “Potential Payments Upon Termination or Change of Control,” all outstanding stock options will immediately become fully vested.

(4)	The value of a stock award or option award is based on the fair value as of the grant date as determined pursuant to FAS 123R. The assumptions used to calculate the value of option awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in Alberto Culver’s Annual Report on Form 10-K for fiscal year 2008. Regardless of the value placed on a stock option on the grant date, the actual value of a stock option will depend on the market value of Common Stock when the stock option is exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2008.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)
V. James Marino	105,735	0		17.8246	9/30/2014	—		—
	122,948	0		18.0564	9/30/2015	—		—
	97,550	97,550	(1)	20.3050	9/30/2016	—		—
	55,000	165,000	(2)	25.6250	9/30/2017	—		—
	—	—		—	—	49,200	(4)	1,340,208
	—	—		—	—	19,500	(5)	531,180
Ralph J. Nicoletti	17,175	51,525	(3)	21.8250	2/28/2017	—		—
	15,000	45,000	(2)	24.9950	9/30/2017	—		—
	—	—		—	—	22,900	(6)	623,796
	—	—		—	—	9,200	(5)	250,608
Carol L. Bernick	82,990	0		6.7610	9/30/2010	—		—
	165,980	0		8.8533	9/30/2011	—		—
	258,191	0		13.9192	9/30/2012	—		—
	221,307	0		16.0813	9/30/2013	—		—
	194,258	0		17.2674	10/26/2014	—		—
	196,717	0		18.0564	9/30/2015	—		—
	87,400	87,400	(1)	20.3050	9/30/2016	—		—
	35,500	106,500	(2)	24.9950	9/30/2017	—		—
Richard J. Hynes	25,100	25,100	(1)	20.3050	9/30/2016	—		—
	10,200	30,600	(2)	24.9950	9/30/2017	—		—
	—	—		—	—	9,200	(5)	250,608
Gary P. Schmidt	47,458	0		17.8246	9/30/2014	—		—
	49,179	0		18.0564	9/30/2015	—		—
	25,100	25,100	(1)	20.3050	9/30/2016	—		—
	10,200	30,600	(2)	24.9950	9/30/2017	—		—
	—	—		—	—	10,000	(4)	272,400

(1)	These options become exercisable in two equal annual increments beginning on September 30, 2009.

(2)	These options become exercisable in three equal annual increments beginning on September 30, 2009.

(3)	These options become exercisable in three equal annual increments beginning on February 28, 2009.

(4)	These shares vest in four equal annual increments beginning on November 30, 2008.

(5)	These shares vest in four equal annual increments beginning on September 30, 2009.

(6)	These shares vest in four equal annual increments beginning on February 28, 2009.

(7)	The fair market value is based on the closing trading price of a share of Common Stock ($27.24 per share) on September 30, 2008, the last trading day of the fiscal year.

OPTION EXERCISES AND STOCK VESTED

No stock options were exercised by any of the named executive officers and no stock awards held by a named executive officer vested during fiscal year 2008.

PENSION BENEFITS

The following table shows certain information for the named executive officers under their respective key executive deferred compensation agreements.

Name	Key Executive Deferred Compensation Agreement (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
V. James Marino	(2)	—	—	—
Ralph J. Nicoletti	(2)	—	—	—
Carol L. Bernick	—	(3)	2,231,974	0
Richard J. Hynes	(2)	—	—	—
Gary P. Schmidt	(2)	—	—	—

(1)	Ms. Bernick is a party to a key executive deferred compensation agreement dated January 30, 1987. Upon retirement, Ms. Bernick will be entitled to receive annual payments of $200,000 over a 15-year period. If she dies before all of these payments have been made, the individual(s) designated by her will be entitled to the remaining unpaid portion of this benefit.

Payments are conditioned upon Ms. Bernick rendering such reasonable business consulting and advisory services to the Company or any subsidiary as the Chief Executive Officer deems desirable. Ms. Bernick will not be obligated to provide more than eight hours of consulting and advisory services a month without additional compensation. If she commits an act of disloyalty, as defined in the key executive deferred compensation agreements, to Alberto Culver or any of its subsidiaries, she will have no right to receive any payments under these agreements. Alberto Culver’s obligations under these agreements are unfunded and unsecured promises to pay.

(2)	Messrs. Marino, Nicoletti, Hynes and Schmidt were not parties to a key executive deferred compensation agreement, as the Company stopped offering these agreements after 1987.

(3)	Participants become vested in these benefits when the participant’s age and years of service equal 75. Ms. Bernick has satisfied this requirement.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows certain information concerning deferred compensation for the named executive officers.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
V. James Marino	0	181,032	31,084	0	749,019
Ralph J. Nicoletti	0	25,161	7,966	0	193,753
Carol L. Bernick	0	291,414	70,367	0	1,571,896
Richard J. Hynes	0	57,722	18,344	0	391,384
Gary P. Schmidt	0	52,768	99,473	0	1,826,181

The table includes amounts deferred into the EDCP and, in the case of Mr. Schmidt, amounts deferred prior to fiscal year 2007 under the MIP. Beginning in fiscal year 2007, any bonus amounts from the MIP deferred by participants are deferred into the EDCP.

Under the EDCP, employees may elect to defer a portion of their salary and/or bonus for any period of time, but not less than three years, and can elect to be paid out in a lump sum payment or annually over any period not to exceed ten years. The Compensation Committee determines the rate of interest earned on money deferred under the plan, and may change that rate as it deems appropriate. Other than for deferrals by Mr. Schmidt under the MIP prior to fiscal year 2007, such rate is currently 5.9% per annum for calendar year 2008. Mr. Schmidt earns interest at the prime rate as such rate is set by JP Morgan Chase for his deferrals in the MIP prior to fiscal year 2007. Our obligations under the EDCP are unfunded and unsecured promises to pay.

The EDCP also provides that Alberto Culver will take into account compensation that exceeds the limit established for qualified plans under Section 401(a)(17) of the Code (“Non-Qualified Compensation”). For those named executive officers who receive Non-Qualified Compensation, such officers will be credited in the EDCP with an amount equal to the amount by which matching contributions and employer contributions such officer would have received under the Company’s 401(k) Plan, respectively, had such Non-Qualified Compensation been taken into account, exceed the amounts actually contributed by Alberto Culver to the named executive officer’s 401(k) Plan account. In addition, certain officers shall receive an additional annual credit equal to the amount of the credit described in the preceding sentence. Commencing in 2004, these additional credits are made each year for every three full years of employment with Alberto Culver as of December 31, 2003, for up to a maximum of five annual credits. Because the Executive Chairman was the only named executive officer with at least 15 years of service as of December 31, 2003, she was the only such officer entitled to an additional credit for fiscal year 2008. She received an additional credit of $145,707.

DIRECTOR COMPENSATION

The following table shows compensation information for fiscal year 2008 for each director who is not a named executive officer.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)		Total ($)
James G. Brocksmith, Jr.	83,250	74,541	0		157,791
Thomas A. Dattilo	74,250	41,284	0		115,534
Jim Edgar	69,000	74,541	0		143,541
George L. Fotiades	84,000	41,284	0		125,284
King Harris	84,250	74,541	10,000		168,791
Leonard H. Lavin	1	0	90,810	(4)	90,811
Katherine S. Napier	83,500	41,284	10,000		134,784
Robert H. Rock	69,000	74,541	10,000		153,541
Sam J. Susser	72,000	74,541	0		146,541

(1)	Each non-employee director receives an annual retainer of $45,000, $1,500 for each meeting of the Board and each meeting of the Audit Committee, Compensation Committee, Nominating/Governance Committee and Regulatory and Safety Subcommittee attended and $750 for each such committee and subcommittee conference call meeting attended. The chairman of the Audit Committee receives an annual retainer of $15,000, the chairman of the Compensation Committee receives an annual retainer of $12,000 and the chairman of the Nominating/Governance Committee and Regulatory and Safety Subcommittee each receives an annual retainer of $10,000. Employee directors, such as Mr. Lavin, receive no additional compensation for serving on the Board or its committees.

Non-employee directors also participate in the DCP. Under the DCP, each non-employee director may elect to defer his or her annual retainer and meeting fees (“Director Fees”), receive shares of Common Stock on a quarterly basis equal to the Director Fees payable during such period or receive cash payable under the regular payment system. Non-employee directors may defer their Director Fees in Units or in a book account of the Company which tracks the results of specified investment funds. Messrs. Dattilo, Edgar and Fotiades and Ms. Napier elected to defer 100% of their Director Fees into the DCP, with the deferrals for Ms. Napier beginning on January 1, 2008 and Messrs. Dattilo, Edgar and Fotiades throughout the entire fiscal year. In connection with these deferrals, Messrs. Dattilo, Edgar and Fotiades and Ms. Napier received 2,821, 633, 3,117, and 2,372 Units, respectively, during fiscal year 2008. Directors may elect to take their Units in Common Stock in connection with a distribution under the DCP.

On December 6, 2004, Alberto Culver entered into an employment agreement with Mr. Lavin, which agreement was amended on April 27, 2005 (as amended, the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Lavin is paid an annual salary of $1.00. As an employee, Mr. Lavin is entitled to elect health, dental, life and short-term disability insurance and has an office and secretary. Mr. Lavin is entitled to receive a full-time security person at no expense and is reimbursed for all approved, reasonable business expenses. The Employment Agreement expires in 2009, unless renewed by the mutual agreement of the parties.

(2)	Each non-employee director participates in the RSP and automatically receives an annual grant of approximately $65,000 of restricted stock on the date of each annual meeting of stockholders starting with the meeting on January 24, 2008. In addition, each new non-employee director will receive an initial grant of approximately $65,000 of restricted stock upon his or her initial election if the director joins the Board before June of his or her initial fiscal year. Restricted stock awards granted to non-employee directors under the RSP vest on a cumulative basis in four equal annual increments commencing two years after the date of grant. No director may receive two grants of restricted stock in the same fiscal year of the Company. Upon retirement, all unvested shares of restricted stock shall vest. Retirement is reached when the directorship terminates, other than for cause, and at the time such director has served on the Board for at least three years.

The amounts shown are the compensation costs recognized by Alberto Culver in fiscal year 2008 determined pursuant to FAS 123R and do not represent amounts actually received by the director. During fiscal year 2008, each non-employee director was granted 2,800 shares of restricted stock with a fair value on the date of grant of $65,506 determined pursuant FAS 123R. The assumptions used to calculate the fair value of restricted stock awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in Alberto Culver’s Annual Report on Form 10-K for fiscal year 2008.

As of September 30, 2008, the number of outstanding options for each of the non-employee directors was as follows:

Name	Outstanding Options as of September 30, 2008	Outstanding Shares of Restricted Stock as of September 30, 2008
James G. Brocksmith, Jr.	61,826	2,800
Thomas A. Dattilo	14,800	2,800
Jim Edgar	61,826	2,800
George L. Fotiades	14,800	2,800
King Harris	71,047	2,800
Katherine S. Napier	14,800	2,800
Robert H. Rock	52,605	2,800
Sam J. Susser	52,605	2,800

(3)	Non-employee directors can request that the Company give up to $10,000 each year to a charity of their choice. Except for Mr. Lavin, the amounts reflect the actual amounts given, if any, to charity by the Company in fiscal year 2008 on behalf of each non-employee director.

(4)	The amount is for the full time security person provided to Mr. Lavin pursuant to his Employment Agreement. The incremental cost was calculated by taking the total compensation, including taxes and benefits, paid by the Company for this individual as well as the actual cost of any other expenses incurred by the Company in connection with providing this benefit.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We maintain various plans and have entered into agreements that under certain circumstances will require us to provide compensation to the named executive officers in the event of a termination of employment, including a termination of employment following a change of control of Alberto Culver. In addition, upon a change in control of Alberto Culver, vesting and other benefits are accelerated under various plans.

Stock Options

Under the terms of the ACSOP, stock options granted to our named executive officers that are not vested become fully vested and exercisable upon a change in control of Alberto Culver or in the event the officer’s employment is terminated by reason of death or disability. “Change in control” is defined below and is the same for all plans and agreements discussed in this section. If termination is by reason of death or disability, all stock options remain exercisable for a period of one year following the date of termination, but in no event after their original expiration date. In addition, if a named executive officer retires, stock options which are vested at the time of retirement may be exercised for two years following retirement and stock options which are not vested at the time of retirement continue to vest under their original terms and may be exercised after they vest for five years from the date of grant, but in no event after their original expiration date. “Retirement” is reached if at the time of termination the sum of such officer’s age and years of service as an employee equals or exceeds 75 years. Ms. Bernick is the only named executive officer who currently meets the definition of retirement. “Disability” is defined in our long-term disability plan and generally means an inability of the executive to perform his or her duties by reason of a disability. The definition of “retirement” is the same for all plans and arrangements discussed in this section. Assuming a change in control or termination of employment due to death or disability of each of the named executive officers on September 30, 2008, the last business day of our 2008 fiscal year, the potential value of unvested stock options for Messrs. Marino, Nicoletti, Hynes and Schmidt and Ms. Bernick would have been $942,984 $380,033, $242,766, $242,766, and $845,212, respectively, calculated based on the difference between the closing price of $27.24 for our Common Stock on September 30, 2008 and the exercise price of each option.

Restricted Stock

Under the terms of the RSP, restricted stock granted to our named executive officers that is not vested will vest upon a change in control or if the officer’s employment is terminated by reason of retirement, death or disability. If termination is for any other reason, all restricted stock is forfeited. Assuming a change in control or termination of employment due to retirement, death or disability on September 30, 2008 of each of the named executive officers, the potential value of unvested restricted stock for Messrs. Marino, Nicoletti, Hynes and Schmidt and Ms. Bernick would have been $1,871,388, $874,404, $250,608, $272,400 and $0, respectively, based on a closing price of $27.24 for our Common Stock on September 30, 2008.

Shareholder Value Incentive Plan Units

Under the terms of the SVIP, performance units issued to our named executive officers that have not completed their applicable performance period will become payable upon a change in control. Payments will be determined by multiplying the target value ($1,000) of each outstanding unit by a fraction where the numerator is the number of months of the performance period elapsed at the time of the change in control and the denominator is the total length of the performance period in months. If at least six full months of a fiscal year within a performance period have elapsed at the time of the change in control, a full year will have deemed to have elapsed. In the event of retirement, death or disability of the named executive officer, payments will be made at the end of the performance period based upon the achievement of the targets for the full performance period and will be paid proportionally based upon the number of months the officer was employed during such performance period. Assuming a change in control on September 30, 2008, the potential value of outstanding performance units to Messrs. Marino, Nicoletti, Hynes, and Schmidt and Ms. Bernick would have been $410,000, $150,000, $103,334, $100,000 and $325,000, respectively. These amounts exclude payments made in connection with those performance units whose performance period ended on September 30, 2008 and are set forth in footnote 4 of the Summary Compensation Table. Because any estimate would depend on the results of future operations, we have not attempted to quantify the potential value of these awards in the event of termination due to retirement, death or disability on September 30, 2008, though the methodology is described above.

Management Incentive Plan

Our MIP is an annual performance based bonus plan. In the event of a change in control, named executive officers will receive an award calculated by multiplying (i) the bonus award percentage obtained by taking the financial performance of Alberto Culver from the start of the applicable fiscal year to the date of the change in control (or, if the date of the change in control is not a month end, to the end of the month immediately preceding the date of the change in control) and comparing it to the performance during the same period in the preceding fiscal year and assuming such financial performance has been achieved for the full fiscal year by (ii) the base salary of the officer up to and including the date of the change in control. If a named executive officer’s employment terminates prior to the payment of an award due to retirement, death or disability, the Compensation Committee has the sole discretion to award a participant a portion of the award that would otherwise be payable. Assuming a change in control on September 30, 2008, the value of the bonus awards, as stated in the Summary Compensation Table, to Messrs. Marino, Nicoletti, Hynes, and Schmidt and Ms. Bernick would have been $1,374,000, $651,000, $545,000, $493,000, and $1,043,000, respectively.

Severance Agreements

Alberto Culver’s named executive officers are parties to severance agreements which provide payments and benefits if such officer’s employment with the Company is terminated other than for “cause” or if the executive leaves for “good reason” within two years following a change in control. The severance agreement for each named executive officer provides for a payment in the amount which, when added to any other payments subject to the limitation set forth in Section 280G of the

Code, is 2.99 times the “base amount” as such term is defined in Section 280G(b)(3) of the Code for Messrs. Marino and Schmidt and Ms. Bernick and 1.99 times the base amount for Messrs. Nicoletti and Hynes. The severance agreements provide for continuation of such officer’s health, life, disability and similar insurance benefits for up to a three-year period for Messrs. Marino and Schmidt and Ms. Bernick and two years for Messrs. Hynes and Nicoletti. These payments are in addition to amounts that the named executive officer would be entitled to receive under any other benefit plan or in connection with accrued salary and vacation. The amounts payable to such officers may be reduced so as to not exceed the limitation on tax deductibility of such payments set forth in Section 280G of the Code.

“Cause” is defined as either of the following:

•

a material breach by the executive of those duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which do not differ in any material respect from the executive’s duties and responsibilities during the six-month period immediately prior to the change in control which is demonstrably willful and deliberate, committed in bad faith or without a reasonable belief such breach is in the best interest of the Company and not remedied in a reasonable period of time after written notice; or

•	the commission by the executive of a felony involving moral turpitude.

“Good reason” means the occurrence of any of the following, without the consent of the executive:

•	certain material changes in the executive’s duties, responsibilities or status;

•	changes in the executive’s reporting responsibilities, titles or offices;

•

a reduction in the executive’s annual base salary as in effect immediately prior to the change in control, or the failure by Alberto Culver subsequently to increase the base salary each year by an amount which at least equals, on a percentage basis, the average annual percentage increase in the base salary for the executive during the two full fiscal years of Alberto Culver immediately preceding such change in control;

•

any requirement that the executive be based anywhere other than at the facility where the executive is located at the time of a change in control or a substantial increase in the travel obligations of the executive compared to those obligations immediately prior to a change in control;

•

the failure of Alberto Culver to continue in effect any employee benefit plan or compensation plan in which the executive is participating immediately prior to such change in control, unless the executive is permitted to participate in other plans providing substantially comparable benefits or the taking of any action by Alberto Culver which would adversely affect the executive’s participation in or materially reduce the executive’s benefits under any such plan;

•

the failure of Alberto Culver to (i) provide fringe benefits; (ii) provide welfare benefits; (iii) provide paid vacation; (iv) provide office, office furnishings and secretarial assistance; or (v) reimburse the executive promptly for all reasonable employment expenses, in accordance with, in each case, the most favorable plans, practices, programs and policies of Alberto Culver and its affiliates in effect for the executive immediately prior to the change in control or, if more favorable to the executive, as in effect generally at any time after the change in control with respect to other peer executives of Alberto Culver and its affiliates; or

•	the failure of the Company to obtain an assumption agreement from any successor company.

The potential cash payments under the severance agreements for Messrs. Marino, Nicoletti, Hynes and Schmidt and Ms. Bernick for a termination following a change in control without cause or leaving for good reason on September 30, 2008 would have been $5,883,856, $1,466,548, $3,294,778, $3,258,022 and $9,369,271, respectively. The value of the estimated cost for continuation of the insurance benefits for Messrs. Marino, Nicoletti, Hynes and Schmidt and Ms. Bernick would have been $66,456, $43,253, $42,666, $43,465 and $27,957, respectively.

Key Executive Deferred Compensation Agreement

Since she has already met the definition of retirement, upon termination of her employment Ms. Bernick will be entitled to receive $200,000 per year for 15 years under her key executive deferred compensation agreement dated January 30, 1987. If Ms. Bernick dies before all of these payments have been made, her designee(s) will be entitled to the remaining unpaid portion of this benefit. The present value of these payments using a long-term treasury rate of 4.14% was $2,231,974 as of September 30, 2008.

These payments are conditioned upon rendering such reasonable business consulting and advisory services to Alberto Culver or any subsidiary as the Chief Executive Officer deems desirable. She will not be obligated to provide more than eight hours of consulting and advisory services a month without additional compensation. If she commits an act of disloyalty, as defined in her agreement, to Alberto Culver or any of its subsidiaries, she will have no right to receive any payments under her agreement. Alberto Culver’s obligations are unfunded and unsecured promises to pay. No other active employee is a party to a key executive deferred compensation agreement, as the Company stopped offering these agreements after 1987.

Definition of Change in Control

The definition of a change in control is the same for the stock option plan, restricted stock plan, incentive plans and severance agreements.

Generally, a change in control is defined as the occurrence of any of the following:

•

the acquisition by any individual, entity or group of both 20% or more of the combined voting power of the outstanding voting securities of Alberto Culver and combined voting power in excess of the combined voting power held by the Exempt Persons, as defined below;

•	the cessation of the individuals who comprise the Incumbent Board, as defined below, to constitute a majority of the Board;

•

except as noted below, the consummation of any merger, reorganization, consolidation or sale or other disposition (other than a tax-free spin-off of a subsidiary or other business unit of Alberto Culver) of all or substantially all of the assets of Alberto Culver, which collectively we refer to as a “Fundamental Change”; or

•	the approval by the stockholders of Alberto Culver of the complete liquidation or dissolution of Alberto Culver.

A Fundamental Change will not be a change in control if:

•

immediately after such Fundamental Change more than 60% of the combined voting power of the then outstanding voting securities of the resulting or acquiring corporation, as the case may be, is owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners of all of the outstanding voting securities of Alberto Culver immediately prior to such Fundamental Change; and

•

at least a majority of the members of the board of directors of the resulting or acquiring corporation, as the case may be, were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Fundamental Change.

A change in control will not be deemed to occur through the acquisition of voting securities of Alberto Culver if they were acquired:

•	by an Exempt Person, an employee benefit plan or trust sponsored or maintained by Alberto Culver or any corporation controlled by Alberto Culver;

•	through an exercise, conversion or exchange privilege acquired directly from Alberto Culver; or

•	by Alberto Culver.

Exempt Persons are defined as:

•	Mr. and Mrs. Lavin, their descendants and spouses of their descendants; and

•	any estate of any such individuals or any trust or similar arrangement or charitable organization established by or for the benefit of such individuals.

Incumbent Board is defined as those individuals who comprised the Board as of January 1, 2007 and any individual who subsequently becomes a director and whose election or nomination was approved by either a majority of the Incumbent Board or at least a majority of the combined voting power held by the Exempt Persons.

Overall Summary of Termination Payments

The following table summarizes the potential payments that would be made if a change in control had occurred on September 30, 2008 and the executive was terminated without cause or left for good reason.

Benefit	V. James Marino	Ralph J. Nicoletti	Carol L. Bernick	Richard J. Hynes	Gary P. Schmidt
Severance Agreement(1)	$5,950,312	$1,509,801	$9,397,228	$3,337,444	$3,301,487
Restricted Stock(2)	1,871,388	874,404	0	250,608	272,400
Stock Options(3)	942,984	380,033	845,212	242,766	242,766
MIP Bonus(4)	1,374,000	651,000	1,043,000	545,000	493,000
SVIP Units(5)	410,000	150,000	325,000	103,334	100,000

TOTAL	$10,548,684	$3,565,238	$11,610,440	$4,479,152	$4,409,653

(1)	Amounts represent 2.99 times the base amount as defined in Section 280G of the Code for Messrs. Marino and Schmidt and Ms. Bernick and 1.99 times the base amount for Messrs. Nicoletti and Hynes. Also includes the value of the estimated costs for continuing insurance benefits.

(2)	Aggregate value of unvested shares of restricted stock calculated at a price of $27.24 per share, the closing price of our Common Stock on September 30, 2008.

(3)	Aggregate amount of the spread between the exercise price of unvested stock options and $27.24, the closing price of our Common Stock on September 30, 2008.

(4)	Amounts represent the bonus award calculated by multiplying (i) the bonus award percentage obtained by taking the financial performance of Alberto Culver from the start of the applicable fiscal year to the date of the change in control and comparing it to the performance during the same period in the preceding fiscal year and assuming such financial performance has been achieved for the full fiscal year by (ii) the base salary of the officer up to and including the date of the change in control.

(5)	Amounts represent the value of each unit determined by multiplying the target value ($1,000) of each unit by a fraction where the numerator is the number of months of the performance period elapsed at the time of the change in control and the denominator is the total length of the performance period in months.

Assuming no change in control, the following table summarizes the potential payments that would be made if the executive’s employment terminated due to retirement, death or disability.

Benefit	V. James Marino	Ralph J. Nicoletti	Carol L. Bernick	Richard J. Hynes	Gary P. Schmidt
Restricted Stock (1)	$1,871,388	$874,404	0	$250,608	$272,400
Stock Options(2)	942,984	380,033	845,212	242,766	242,766
SVIP Units(3)	—	—	—	—	—
Key Executive Deferred Compensation Agreement(4)	0	0	2,231,974	0	0

TOTAL	$2,814,372	$1,254,437	$3,077,186	$493,374	$515,166

(1)	Aggregate value of unvested shares of restricted stock calculated at a price of $27.24 per share, the closing price of our Common Stock on September 30, 2008, the last business day of the fiscal year.

(2)	Aggregate amount of the spread between the exercise price of unvested stock options and $27.24, the closing price of our Common Stock on September 30, 2008, the last business day of the fiscal year. Because unvested stock options do not vest upon retirement but continue to vest under their normal vesting schedule, the named executive officers would be unable to realize this amount on the date of retirement.

(3)	The value of each unit is to be determined by multiplying the value of the attainment of the objectives at the end of the performance period by a fraction where the numerator is the number of months of the performance period elapsed at the time of such termination due to the executive’s death, disability or retirement and the denominator is the total length of the performance period. Because any estimate for performance periods that did not end on September 30, 2008 would depend on the results of future operations, the value of these SVIP awards has been left blank in the table. The value of the performance units corresponding to the performance period that ended on September 30, 2008 do not appear in this table and are set forth in footnote 4 under “Summary Compensation Table”.

(4)	Amount represents the present value of $200,000 per year over 15 years calculated by using a long-term treasury rate of 4.14%.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information with respect to equity compensation plans whereby Common Stock may be issued as of September 30, 2008.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders (1)	7,112,867	$18.78	7,038,641
Equity Compensation Plans Not Approved by Security Holders (2)	—	—	—

Total	7,112,867	$18.78	7,038,641

(1)	The securities reflected in column (a) include the number of shares that may be issued upon the exercise of outstanding options under the ACSOP and the 2006 Stock Option Plan for Non-Employee Directors. The securities reflected in column (a) do not include 371,100 shares of Common Stock that have been issued under the RSP and 13,921 shares of Common Stock issued under the Management Bonus Plan (“MBP”) which have not yet vested. The securities reflected in column (c) include the number of shares remaining available for issuance under the ACSOP, RSP and MBP. Under the ACSOP, shares subject to options which terminate, are surrendered or expire unexercised may subsequently be used to grant additional options. Pursuant to the RSP, any unvested shares that are reacquired by Alberto Culver and shares withheld to pay taxes may be used to grant additional restricted stock.

(2)	All existing equity compensation plans have been approved by shareholders.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our internal audit function and independent auditors. In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Audit) and KPMG LLP, our independent registered public accounting firm (“Independent Auditors”). Audit Committee members have also met alone in private session.

The Audit Committee held meetings with Alberto Culver’s Vice President of Corporate Audit and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their audits, the evaluations of our internal controls and the overall quality of Alberto Culver’s financial reports.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The Audit Committee has discussed with the Independent Auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has discussed with the Independent Auditors all matters required under the foregoing standards and act.

With respect to independence, the Audit Committee has received from the Independent Auditors the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Auditor’s communications with the Audit Committee concerning independence and has discussed with the Independent Auditors their independence.

Based upon the reviews and discussions referred to above, the Audit Committee has (i) appointed KPMG LLP as the independent registered public accounting firm for the 2009 fiscal year and (ii) recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the Securities and Exchange Commission.

Audit Committee Members
James G. Brocksmith, Jr., Chairman Thomas A. Dattilo George L. Fotiades King Harris Katherine S. Napier Sam J. Susser

AUDIT AND RELATED FEES

Audit Fees

The aggregate fees incurred for KPMG LLP professional services rendered for the audit of Alberto Culver’s annual financial statements for the fiscal years ended September 30, 2008 and September 30, 2007 (including foreign statutory audits) and for the reviews of the financial statements included in Alberto Culver’s Quarterly Reports on Form 10-Q for those fiscal years were $2,714,000 and $3,124,000, respectively.

Audit-Related Fees

The aggregate fees incurred for KPMG LLP assurance and related services that are reasonably related to the performance of the audit or review of Alberto Culver’s financial statements and not reported under “Audit Fees” above for the fiscal years ended September 30, 2008 and September 30, 2007 were $147,000 and $183,000, respectively.

Tax Fees

The aggregate fees incurred for KPMG LLP professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended September 30, 2008 and September 30, 2007 were $323,000 and $720,000, respectively.

All Other Fees

For the fiscal years ended September 30, 2008 and September 30, 2007, there were no fees incurred for KPMG LLP products and services, other than the services reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all permissible audit and non-audit services that may be provided by the Company’s independent auditors. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be rendered by the independent auditors, together with a budget for the applicable fiscal year. This pre-approval is detailed as to the particular services to be provided in compliance with applicable Securities and Exchange Commission and Public Company Accounting Oversight Board guidance. The Audit Committee also requires the pre-approval of any fees that are in excess of the amount budgeted by the Audit Committee.

During the year, circumstances may arise when it may become necessary to pre-approve services prior to an Audit Committee meeting. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee in those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee is required to report on such pre-approvals at the next scheduled Audit Committee meeting.

In those situations where estimated fees are less than $25,000, the Chief Financial Officer may authorize KPMG LLP to commence work on engagements of up to $25,000 in the aggregate in a calendar quarter for those types of services that the Audit Committee has pre-approved for the applicable fiscal year. The Chief Financial Officer is responsible for reporting these authorizations at the next scheduled Audit Committee meeting. Any type of service that has not been pre-approved by the Audit Committee will require specific pre-approval by the Audit Committee or its Chairman.

The Audit Committee reviewed and approved all non-audit services rendered by KPMG LLP to the Company during fiscal year 2008 and concluded such services were compatible with maintaining KPMG LLP’s independence.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of the our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Company. Based solely on its review of such reports and written representations received by it, we believe that for fiscal year 2008, our executive officers, directors and greater than 10% beneficial owners complied with all such filing requirements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2009. KPMG LLP has served the Company in this capacity since 1955. Representatives of that firm are expected to be present at the annual meeting of stockholders, with an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions presented at the meeting by stockholders.

OTHER BUSINESS

Management knows of no other matters which will be brought before the meeting. However, if other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters. For business to be properly brought before the meeting by a stockholder, other than stockholder proposals covered by the following paragraph, notice in proper written form must be given to the Secretary not more than 120 days and not less than 90 days in advance of the anniversary date of the immediately preceding annual meeting and otherwise be in compliance with the Company’s Bylaws.

STOCKHOLDER PROPOSALS

Any stockholder proposals intended to be included in our 2009 proxy materials must be received by August 14, 2009 and must otherwise comply with the requirements of Rule 14a-8 of the Securities and Exchange Commission.

COST AND METHOD OF PROXY SOLICITATION

The cost of soliciting proxies will be borne by the Company. We have engaged Morrow & Co., LLC to assist with the solicitation of proxies for an estimated fee of $7,500 plus expenses. In addition to solicitation by mail, brokerage houses, nominees and other custodians and fiduciaries will be requested to send the proxy materials to their principals and we will reimburse them for their reasonable expenses.

By Order of the Board of Directors

GARY P. SCHMIDT Secretary

	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE		000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext 000000000.000000 ext
ADD 1		Electronic Voting Instructions
ADD 2
ADD 3		You can vote by Internet or telephone!
ADD 4		Available 24 hours a day, 7 days a week!
ADD 5 ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 22, 2009.

Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/acv
• Follow the steps outlined on the secured website.

Vote by telephone

•       Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•       Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

êIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

A	Proposals — The Board of Directors recommends a vote FOR all the following Proposals.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Carol L. Bernick	☐	☐	02 - George L. Fotiades	☐	☐	03 - King Harris	☐	☐	+

04 - V. James Marino	☐	☐

2. In the discretion of the board of directors, on any other matters that may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign below exactly as your name (or names) appear on this proxy. Persons signing as executors, administrators, trustees, guardians or attorneys should so indicate when signing. Where there is more than one owner, each must sign. Please return this proxy to Proxy Services, c/o Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

<STOCK#> 00Z2EC	C 1234567890 J N T 4 0 A V 0 1 9 8 9 4 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

êIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.ê

Proxy — ALBERTO-CULVER COMPANY

Annual Meeting, January 22, 2009

Proxy Solicited by the Board of Directors

The undersigned hereby appoints Ralph J. Nicoletti, Gary P. Schmidt and Paul W. Hoelscher, each with power of substitution, to vote all shares which the undersigned stockholder would be entitled to vote if personally present, and, if applicable, hereby directs (i) the trustee of each of the Alberto-Culver Company 401(k) and Profit Sharing Plan and Sally Beauty 401(k) and Profit Sharing Plan and (ii) the Recordkeeper of the Alberto-Culver Company Employee Stock Purchase Plan to vote the shares of stock of Alberto-Culver Company allocated to the account of the undersigned which the undersigned is entitled to vote pursuant to such employee benefit plan at the Annual Meeting of Stockholders of Alberto-Culver Company to be held on January 22, 2009, and at any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR SET FORTH ON THE REVERSE SIDE.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

December 12, 2008

Dear Benefit Plan Participant:

The Annual Meeting of Stockholders of Alberto Culver Company (the “Company” or “Alberto Culver”) will be held on January 22, 2009. The record date for determining stockholders entitled to vote at the meeting was December 1, 2008.

If you are a participant in the Alberto Culver 401(k) and Profit Sharing Plan or the Sally Beauty 401(k) & Profit Sharing Plan you are the beneficial owner of the Company’s Common Stock and may instruct Wells Fargo Bank N.A. or Prudential Bank & Trust, FSB, the respective trustees of each plan, how to vote the shares allocated to your account.

If you are a participant in the Alberto Culver Company Employee Stock Purchase Plan (the “ESPP”), you are the beneficial owner of the Company’s Common Stock and may vote your shares directly through Computershare Investor Services, the tabulator of the ESPP.

The number of shares in your benefit plan(s) appears at the top of the enclosed proxy card and is identified by a suffix with the following letters: “ACK” (Alberto Culver 401(k) and Profit Sharing Plan) or “ESP” (Alberto Culver Company Employee Stock Purchase Plan). If you are a Sally Beauty Holdings employee receiving this letter, your shares of Alberto Culver Common Stock in the Sally Beauty 401(k) & Profit Sharing Plan are identified as the suffix “SBK”. If you are the registered shareholder of Common Stock outside of the plans, these shares will be identified on your proxy card beginning with the suffix “ACV”.

Please read the enclosed Notice of Meeting and Proxy Statement carefully. The Board of Directors recommends a vote FOR the election of each of the four nominees for Director set forth in the Proxy Statement. Please mark your choices, sign the enclosed proxy card and return the card in the enclosed postage-paid envelope to the Company’s transfer agent, Computershare Investor Services, Proxy Services, P.O. Box 43101, Providence, RI 02940-5067 so that the card is received before January 15, 2009. Alternatively, you may vote by following the Electronic Voting Instructions provided on the enclosed proxy card.

The trustee of each plan will have the voting instructions of participants in the plans tabulated and will vote the shares of the participants by submitting a final proxy card for inclusion in the tally at the Annual Meeting of Stockholders.

Sincerely,

/s/ Kent E. Madlinger
Kent E. Madlinger
Director, Compensation and Benefits

002CS-17469